UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 27, 2010
Date of Report (Date of earliest event reported)

Octagon 88 Resources, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	000-53560	26-2793743
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

19 Briar Hollow Lane, Suite 263, Houston, Texas	77027
 (Address of principal executive offices)
(Zip Code)

(713) 552-9800
Registrant’s telephone number, including area code

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers; Compensatory Arrangements of Certain Officers

Departure of Principal Officers:

On April 27, 2010, Octagon 88 Resources, Inc. (the "Corporation") received the resignation of Mr. Clinton F. Bateman as President and Chief Executive Officer of the Corporation.

Mr. Bateman did not resign as a result of any disagreement with the Corporation on any matter relating to the Corporation's operations, policies, or practices.

Election of Director and Principal Officer:

Mr. Donald W. Hryhor - Age 54

Mr. Hryhor joined the Board of Directors on April 27, 2010 and was appointed President and Chief Executive Officer.  Donald Hryhor has over 35 years of hands-on experience within various disciplines of the oil exploration industry. From June 1972 to October 1988, Mr. Hryhor trained with Hryhor Geophysical Ltd., a consulting firm involved in numerous major oilfield discoveries throughout the world, including the first major pools in the British North Sea, U.K., Rainbow Lake, Zama, South Ricinus, and several other fields throughout Western Canada, U.S. Gulf Coast and Texas.

During the past 20 years, Mr. Hryhor independently compiled extensive and proprietary geotechnical studies and reservoir analyses within North America, incorporating over 600,000 wells. His research and geological studies generated prospects located at Yoyo, Bougie, Lucy, Clarke Lake and Helmet in northeast B.C., Sturgeon Lake, Crossfield and Peace River in Alberta, and the N.W.T. Utilizing his vast technical database. Mr. Hryhor was instrumental in Tamm Oil and Gas Corp. ("TAMO") identifying and acquiring the mineral rights within the Manning Alberta prospect, now estimated to contain over 3 Billion barrels of original oil in place.

Mr. Hryhor founded Canadian Wildcat Exploration Limited in 1988, Scarlet Exploration Inc. ("V.SCO") in 1993, and Grand River Resources Inc. in 1995. He has been employed with Thunder River Energy Inc. since April 1996 and currently acts as Director, President and CEO of Thunder River Energy Inc. (and Thunder's subsidiary, CIMA Holdings Inc. in New Mexico), and operates privately as President and CEO of Canadian Wildcat Corporation and Western Crown Corporation.

Mr. Hryhor is currently a director of TAMM Oil and Gas Corporation, a reporting issuer with the Securities and Exchange Commission, having joined the Board of Directors on August 29, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Octagon 88 Resources, Inc.

Dated: April 28, 2010	By:	/s/ Donald Hryhor
Donald Hryhor
`	Chief Executive Officer